                                  [LETTERHEAD]


The Directors,
Altris Software Ltd,
Altris House
53-55 Uxbridge Road,
EALING,
London W5 5SA


Your Ref:                Our Ref:PC/LDS               19 October, 1998

Dear Sirs,

OVERDRAFT AND OTHER FACILITIES
------------------------------

We Lloyds Bank Plc (the "Bank") are pleased to offer to Altris Software Ltd an overdraft facility on account number 1408939 on the following terms and conditions.

Amount                 The maximum aggregate amount outstanding under the
------                 facility at any one time (calculated on the basis of
                       cleared funds) shall not exceed -L-250,000 effective December 1, 1998, -L-275,000 from
                       November 1, 1998 through November 30, 1998.

Availability           Any amounts from time to time owing under the facility
------------           are repayable on demand but it is the Bank's present
                       intention to make the facility available until 15th
                       January 1999. All moneys from time to time owing to the Bank under this facility shall be repaid no later than this date or such later date as may from time to time be advised in writing by the Bank. The amounts owing at any time may include interest, costs or charges debited to the account in accordance with the terms of this letter.

Interest               Interest is calculated on the cleared daily balance of
--------               the account and will be payable on amounts owing at 3%
                       per annum over the Bank's Base Rate from time to time
                       (currently 10.25% per annum in total).

                       Interest will be debited to the account quarterly in arrears (normally on the 20th of each of March, June, September and December or on the next working day) and additionally on the date upon which the facility ceases to be available.

                       The Bank's Base Rate may be varied (either up or down) by the Bank at any time. Notices of changes will be displayed in the branch of the Bank where your account is held.

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                                     - 2 -

Costs and Charges      Charges will be payable on the account quarterly as
-----------------      shown in the enclosed tariff schedule.

                       These charges will be debited to the account and may be varied by the Bank at any time and notice of changes will be advised to you.

                       An arrangement fee of -L-625 is payable. This will be debited to the account in the next few days.

                       All costs and expenses incurred by the Bank in preserving or enforcing the security referred to below shall be debited to the account under advice to you.

Security               It is a condition of the overdraft facility and of the
--------               other facilities referred to below that amounts owing
                       shall be secured by the following. Any security which is not already in place is to be provided to the Bank in a form acceptable to the Bank.

                       - A debenture dated 4th December 1991 limited to the sum of -L-250,000.

                       - An unlimited all monies guaranteed dated 11th March 1993 from Altris Group Plc.

                       - An all moneys guaranteed dated 1st September 1996 for a principle amount of -L-300,000 plus interest and other costs as detailed in the guarantee from Altris Inc.

Other Facilities       In addition to the overdraft facility we are pleased
----------------       to offer to you an open credit facility of
                       -L-15,000 to cover arrangements to cash your cheques at other banks or at branches of the Bank other than Horley branch. The limit detailed above is the maximum value of cheques that may at any one time have been cashed but not yet forwarded to Horley branch for payment.

                       A Lloydslink payments facility continues to be available to you under and subject to the terms and conditions set out in the agreement to cover the transfer of funds from your account by automated means initiated by you. The following limits apply to the facility.

                       -L-100,000 the maximum total value of Lloydslink transactions that have been initiated through the PC Pay module, but have not been debited to your account ("three day value payments").

                       These additional facilities will be available upon such terms and conditions as shall from time to time be required by the Bank and may be cancelled by the Bank at any time, but it is the Bank's present intention to keep these facilities in place for the period of availability of the overdraft facility. Your liability in respect of any utilization of these facilities may, however, extend beyond such period of availability.

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                                     - 3 -

Financial Information Whilst any of the overdraft facility and the other --------------------- facilities remain available you should provide to the
                       Bank copies of:

                       (a) Your audited annual accounts, and
                       (b) Your monthly management accounts,

                       as soon as possible after the end of the period to which they relate which shall not be later than 150 days in respect of your annual accounts or 30 days in respect of your management accounts from the end of each relevant period.

Period of Offer        Please confirm your acceptance of the overdraft
---------------        facility and of the other facilities offered by
                       returning the attached duplicate of this letter with the acknowledgement signed in accordance with the Bank Mandate currently held by the Bank. If such confirmation is not received by this office by 30th
                       October 1998 the offer will lapse.


Yours faithfully,
For and on behalf of Lloyds Bank Plc.


/s/ Paul Candler
------------------------
Paul Candler
Senior Manager.


Accepted by:


/s/ John W. Low
------------------------------------            10/28/98
John W. Low, Chief Financial Officer